Exhibit 99.1

Accelerate Diagnostics achieves CE-IVD milestone for severe bacterial pneumonia assay, doubles revenue for 2017 in Q4

TUCSON, Ariz., Jan 10, 2018 – Accelerate Diagnostics, Inc. announced today its declaration of conformity to the European In Vitro Diagnostic Directive 98/79/EC and CE mark of its latest assay for the Accelerate Pheno™ system targeting severe bacterial pneumonia infections. During the related study, results for the severe pneumonia assay were available about 57 hours faster than the standard of care.

In addition, the company announced preliminary revenue for the fourth quarter of 2017 of $2.1 million, a 52 times increase over the fourth quarter of 2016. Preliminary revenue for the full year of 2017 is estimated at $4.2 million, a 16 times increase over the prior year. Instruments under agreement increased by 42 in the fourth quarter bringing the total of instruments under customer agreement to 337.

Financial results for the full year and quarter ending December 31, 2017 will be filed through the Securities and Exchange Commission's (SEC) website at http://www.sec.gov. Investors are cautioned not to place undue reliance on these preliminary estimates in the event of material changes.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq:AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistance and healthcare-associated infections. The company recently obtained FDA marketing authorization for antimicrobial susceptibility testing direct from positive blood culture samples using its Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit. The system and kit leverage proprietary molecular identification methods and morphokinetic cellular analysis (MCA) to provide minimum inhibitory concentrations for a range of applicable antibiotics. The fully-automated system is designed to eliminate the lengthy culture and sample preparation steps required prior to antimicrobial susceptibility testing. Recent market studies suggest the solution offers results 1-2 days faster than conventional methods, enabling clinicians to optimize antibiotic selection, dosage, and infusion strategy specific to the individual patient and their infection.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products or technology, visit http://axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, about our projections as to when certain key business milestones may be achieved, such as the ongoing commercial launch, demand, and potential of our products or technology, the growth of the market, our estimates as to the size of our market opportunity and potential pricing, our competitive position and estimates of time reduction to results, and our future development plans and growth strategy. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2017, and in any other reports that we file with the Securities and Exchange Commission from time to time. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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Investor and media contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100

achasteen@axdx.com

Source: Accelerate Diagnostics, Inc.